UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2017 (December 8, 2016 )

SPHERIX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 745-1374

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.07.           Submission of Matters to a Vote of Security Holders.

 On December 8, 2016, Spherix Incorporated (the “Company”) held its annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders (i) re-elected Robert J. Vander Zanden, Anthony Hayes, Tim S. Ledwick and Eric Weisblum as directors of the Company, and (ii) ratified the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Stockholders of record at the close of business on October 26, 2016 were entitled to one vote for each share of common stock, ten/nineteenths votes per share of Series D Convertible Preferred Stock (as converted, one vote for each of 2,487 shares of common stock) and ten/nineteenths votes per share of Series D-1 Convertible Preferred Stock (as converted, one vote for each of 439 shares of common stock) held.  On October 26, 2016, there were 4,820,957 shares of common stock issued and outstanding, 4,725 shares of Series D Convertible Preferred Stock issued and outstanding and 834 shares of Series D-1 Convertible Preferred Stock issued and outstanding, of which 2,795,143 were represented at the Meeting, or approximately 57.94 % of the total outstanding, which was sufficient to constitute a quorum.

Set forth below are the final voting results for each of the proposals:

Proposal No. 1 – Election of directors

Robert J. Vander Zanden, Anthony Hayes, Tim S. Ledwick and Eric Weisblum were elected to serve until the 2017 annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal. The voting results were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Robert J. Vander Zanden	325,765	213,763	2,225,615
Anthony Hayes	342,798	196,730	2,225,615
Tim S. Ledwick	325,789	213,739	2,225,615
Eric Weisblum	334,777	204,751	2,225,615

Proposal No. 2 – Ratification of the appointment of independent registered public accounting firm

The appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was ratified. The voting results were as follows:

Votes For	Votes Against	Abstentions
2,650,474	86,716	43,251

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIX INCORPORATED

Date: February 8, 2017	By: /s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer